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FOR IMMEDIATE RELEASE

CONTACT: Wayne R. Lorgus, President and Chief Financial Officer
UNIDYNE Corporation (262) 656-4211
or
Jeff Lambert, Brian Edwards - (616) 233-0500
Lambert, Edwards & Associates, Inc.

       UNIDYNE CORPORATION ANNOUNCES BANKRUPTCY OF PRINCIPAL SUBSIDIARY


      Kenosha, WI, May 11, 2000. UNIDYNE Corporation (OTCBB:UDYN) today announced that its principal subsidiary, Dynamatic Corporation, headquartered in Kenosha, WI, has filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. Dynamatic listed its assets as $11.9 million and its liabilities as $11.6 million. Dynamatic, which furloughed its employees on April 15, expects to resume operations on May 15, and has reached agreement with its principal lender for financing its operations during the reorganization.

      Unidyne officials indicated they have reached no decision on whether any other subsidiaries or the parent company will seek relief from creditors. Unidyne has not been able to raise the funds to required to pay its independent auditors to complete their audit for the Company's required 10K filing for 1999 with the Securities and Exchange Commission.

      Kenosha, WI.-based UNIDYNE Corporation and its subsidiaries manufacture, sell, service and finance a variety of products including vehicle emission testing systems, specialized electric motors, and variable speed drives and controls. UNIDYNE also manufacturers engine and chassis dynamometer testing systems for a variety of large industrial customers, focused on the automotive and heavy equipment industries. The Company employs 88 people at its facilities in Kenosha, WI.

      The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the performance of the emission testing industry, certain customer and affiliated companies, as well as other economic competitive, governmental and technological factors involving the Company's operations, markets, services, products and prices.

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